Exhibit 99

                                                                News Release

          FIVE STAR PRODUCTS, INC. APPOINTS S. LESLIE FLEGEL CHAIRMAN;
                COMPANY SETS NEW BOARD AND MANAGEMENT LEADERSHIP

                - John Belknap Named CEO of Five Star Products -
        - Bruce Sherman Named CEO of Five Star Group, Inc. Subsidiary -

White Plains, New York - March 5, 2007 - Five Star Products, Inc. (OTC Bulletin
Board: FSPX.OB) today announced the appointment of senior leadership at its parent and operating company levels, signaling its plans to expand its platform for the distribution of home decorating, hardware, paint and finishing products to independent retailers and the broader market.

The following leadership appointments have been made:

        o S. Leslie Flegel (69), as Chairman of the Board of Directors of parent company Five Star Products, Inc.;
        o John Belknap (60), currently a director Five Star Products' majority shareholder National Patent Development Corporation (OTC Bulletin
          Board: NPDV.OB), as CEO of Five Star Products; and
        o Bruce Sherman (54), as CEO of Five Star Group, Inc., the principal operating subsidiary of Five Star Products.

Leslie Flegel is a veteran entrepreneur and expert in expanding distribution franchises. He was most recently Chairman and CEO of Source Interlink Companies, a Nasdaq-listed distributor of home entertainment content products with approximately $2 billion in annualized revenue. Mr. Flegel, as the founder of Source Interlink, shepherded the company from its origin as a niche publishing services provider, through key acquisitions in magazine and CD/DVD distribution, ultimately creating a national platform with a revolutionary model for serving the home entertainment needs of mass-market and specialty retailers.

"Five Star is a tremendous opportunity that I am excited to be a part of," said Mr. Flegel. "The company is a unique franchise with a strong reputation and an excellent track record of performance. I have built my career finding and executing on platform expansions of this type, and I believe that Five Star represents an ideal platform for growth in an attractive, expanding industry. I believe many of the learning experiences gained from my role at Source Interlink can be applied to Five Star, which has an excellent base as a major wholesaler on the Northeast seaboard. I look forward to working with John, Bruce and the outstanding Five Star team as we set about growing the company."




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In connection with the appointment, Five Star Products has issued a stock grant to Mr. Flegel of two million shares of its common stock. Mr. Flegel has also purchased 200,000 shares of common stock of the company's majority shareholder, National Patent Development Corporation, which are convertible into 1.2 million shares of common stock of Five Star Products, Inc. owned by National Patent. Both the Five Star Products and National Patent shares are subject to a three year "lock-up" agreement. Mr. Flegel is also joining the board of National Patent.

Five Star Products and National Patent have also agreed to extend the maturity of Five Star Products' $2.8 million note held by National Patent to June 30, 2009, and amend the note to become convertible into Five Star Products common stock at a conversion price of $0.40 per share.

Mr. Belknap, who has held executive finance positions at a number of Fortune 500 companies including Richfood Holdings, Inc. and OfficeMax, Inc., commented, "Leslie Flegel will provide a tremendous level of insight and expertise as we seek to implement an aggressive business plan for expansion of the Five Star distribution model. My joining Five Star Products as its CEO reflects the commitment of its majority shareholder, National Patent, to aggressively develop and expand the Five Star business. I look forward to working with Leslie, the board, Bruce Sherman, and Bruce's entire operating team as we execute on our plan."

Bruce Sherman will assume control of Five Star Products' key subsidiary, Five Star Group, with responsibility for implementing the company's expansion initiatives. Mr. Sherman's positions at Five Star have included, among others, Executive Vice President, Sales.

"The appointments of Leslie Flegel and John Belknap are great news for my team, and for our customers," said Mr. Sherman. "We will be a stronger and far more capable company as a result of these management moves. Leslie Flegel is a visionary in the distribution industry, one who can help a modestly sized company in a stable industry such as ours develop into a major player. With Leslie's guidance, we plan to bring new techniques to a mature industry that will open avenues for expansion through organic growth and strategic acquisitions. As we grow, we will remain sharply focused on serving the needs of our customers - this is a vital aspect of my role as CEO."

About Five Star Products, Inc.

Five Star Products, Inc. (OTC Bulletin Board: FSPX.OB), with annual revenues exceeding $100 million, is engaged in the wholesale distribution of home decorating, hardware, paint and finishing products in twelve states with emphasis in the greater New York market. The company distributes products to approximately 3,500 independent retail dealers, which include lumber yards, do-it yourself centers, independent hardware stores, and paint stores. The company distributes a range of private label products sold under the "Five Star" name. Five Star operates two warehouse facilities, the primary one located in East Hanover, NJ and another in Newington, CT.



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About National Patent Development Corporation

National Patent Development Corporation (OTC Bulletin Board: NPDV.OB) owns approximately 66% of Five Star Products. In addition, it owns approximately 14% of Valera Pharmaceuticals, Inc. (NASDAQ: VLRX). In December, 2006, Valera entered into a merger agreement with Indevus Pharmaceuticals, Inc. (NASDAQ:
IDEV) which is expected to be completed on or around April 30, 2007. National Patent also owns and operates an optical plastics business through its wholly owned subsidiary, MXL Industries, Inc., and owns certain real estate.

Safe Harbor Statement

The forward-looking statements contained herein reflect the current views of the respective managements of Five Star Products, Inc. and National Patent Development Corporation with respect to future events and financial performance. These forward-looking statements are subject to certain risks, uncertainties, assumptions and changes in condition that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of either Five Star Products or National Patent, including, but not limited to the risks, uncertainties, assumptions and changes in condition detailed in Five Star Products' and National Patents' respective periodic reports and registration statements filed with the Securities and Exchange Commission.


Contact:
For further information, contact John Belknap at 914.249.9729



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